Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, N.W.
Suite 500
Washington, DC 20036-2652
202.822.9611
www.stradley.com

October 3, 2018

Board of Trustees of Global X Funds
600 Lexington Avenue, 20th Floor
New York, NY 10022

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Global X DAX Germany ETF, Global X NASDAQ 100® Covered Call ETF and Global X S&P 500® Covered Call ETF, each a series of the Global X Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets, and the assumption of all of the liabilities, of Horizons DAX Germany ETF, Horizons NASDAQ 100® Covered Call ETF and Horizons S&P 500® Covered Call ETF, each a series of the Horizons ETF Trust I, by and in exchange solely for shares of beneficial interest (the “Shares”) of Global X DAX Germany ETF, Global X NASDAQ 100® Covered Call ETF and Global X S&P 500® Covered Call ETF, respectively (the “Transaction”).

We have reviewed the Trust’s Declaration of Trust, By-Laws and resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization and Termination for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.
The Shares will be issued in accordance with the Trust’s Declaration of Trust, By-Laws (each as amended to date), the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares and the Transaction.

2.
The Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

# 3274480 v. 2